MORGAN STANLEY
                                                              SPECTRUM SERIES





        February 2005
        Monthly Report





This Monthly Report supplements the Spectrum Funds' Prospectus dated April 28, 2004 and the Prospectus Supplement dated October 19, 2004.

                                                          Issued: March 31, 2005

[MORGAN STANLEY LOGO]

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

                                                                                                                INCEPTION- COMPOUND
                                                                                                                 TO-DATE  ANNUALIZED
                   1991  1992   1993  1994   1995  1996  1997  1998  1999   2000  2001   2002  2003   2004  2005  RETURN    RETURN
FUND                 %     %      %     %      %     %     %     %     %      %     %      %     %      %     %      %         %
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Currency   --     --     --    --     --    --    --    --    --   11.7  11.1   12.2  12.4  (8.0) (14.4)   23.3      4.6
                                                                          (6 mos.)                        (2 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Global
Balanced            --     --     --  (1.7)  22.8  (3.6) 18.2  16.4   0.8    0.9  (0.3) (10.1)  6.2  (5.6)  (1.9)   43.3      3.6
                                    (2 mos.)                                                              (2 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Select   31.2  (14.4)  41.6  (5.1)  23.6   5.3   6.2  14.2  (7.6)   7.1   1.7   15.4   9.6  (4.7)  (6.1)  171.1      7.6
                (5 mos.)                                                                                  (2 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Strategic  --     --     --   0.1   10.5  (3.5)  0.4   7.8  37.2  (33.1) (0.6)   9.4  24.0   1.7   (3.4)   40.7      3.4
                                    (2 mos.)                                                              (2 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Technical  --     --     --  (2.2)  17.6  18.3   7.5  10.2  (7.5)   7.8  (7.2)  23.3  23.0   4.4   (8.0)  117.4      7.8
                                    (2 mos.)                                                              (2 mos.)
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
 330 Madison Avenue, 8th Floor
 New York, NY 10017
 Telephone (212) 905-2700

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
FEBRUARY 2005

Dear Limited Partner:

    The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of February 28, 2005 was as follows:

FUND                                   N.A.V.           % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency                     $12.33                     -3.63%
--------------------------------------------------------------------------------
Spectrum Global Balanced              $14.33                      0.40%
Spectrum Select                       $27.11                      1.24%
Spectrum Strategic                    $14.07                     -0.16%
Spectrum Technical                    $21.74                     -0.54%

    Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

    The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

    Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Avenue, 8th Floor, New York, NY 10017 or your Morgan Stanley Financial Advisor.

    I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

    Sincerely,

/s/ Jeffrey A. Rothman

Jeffrey A. Rothman
Chairman of the Board of Directors and President
Demeter Management Corporation
General Partner for
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

--------------------------------------------------------------------------------
 SPECTRUM CURRENCY
--------------------------------------------------------------------------------


         [The data below represent a bar chart in the printed report.]

                                       MONTH ENDED          YTD ENDED
                                    FEBRUARY 28, 2005   FEBRUARY 28, 2005
              Australian dollar            0.98                0.76
              British pound                1.34                1
              Euro                        -1.62               -5.1
              Japanese yen                -2.12               -2.98
              Swiss franc                 -0.93               -1.89
              Minor currencies            -0.85               -5.65


    Note: Reflects trading results only and does not include fees or interest income. Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar, Polish zloty and Norwegian krone.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Partnership losses were incurred from long positions in the Japanese yen and Singapore dollar against the U.S. dollar early in the month as the U.S. dollar's value touched a two-month high against the yen. The advance in the U.S. dollar was in response to positive sentiment for the Bush administration's budget proposal. Relaxed speculation that China would revalue its currency following the Group of Seven meetings also boosted the U.S. dollar. Newly established short positions in the Japanese yen and Singapore dollar versus the U.S. dollar contributed to losses later in the month after the U.S. dollar weakened due to a larger-than-expected drop in January leading economic indicators and news that South Korea's Central Bank planned to reduce its U.S. dollar currency reserves.

> Additional Partnership losses stemmed from short positions in the euro, South African rand, Swiss franc, and Norwegian krone versus the U.S. dollar as the value of the U.S. dollar weakened due to comments from Federal Reserve Chairman Alan Greenspan regarding the bulky U.S. Current-Account deficit and U.S. dependence on foreign investment.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Partnership gains were achieved from long positions in the British pound, Polish zloty, and Mexican peso versus the U.S. dollar as the U.S. dollar's value declined later in the month amid news of disappointing U.S. economic data and proposed reductions in foreign central bank U.S. dollar currency reserves.

> Additional gains were recorded from long positions in the Australian and New Zealand dollars, both versus the U.S. dollar, as the commodity-linked currencies benefited from higher gold prices and a weaker U.S. dollar.

--------------------------------------------------------------------------------
 SPECTRUM GLOBAL BALANCED
--------------------------------------------------------------------------------

         [The data below represent a bar chart in the printed report.]

                                       MONTH ENDED          YTD ENDED
                                    FEBRUARY 28, 2005   FEBRUARY 28, 2005
              Currencies                  -0.74               -2.06
              InterestRates               -0.08                0.34
              Stock Indices                1.24                0.81
              Energies                     0.09               -0.08
              Metals                       0.12               -0.09
              Agriculturals                0.02               -0.1



    Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the global stock index futures markets, gains were recorded from long positions in European, Pacific Rim, and U.S. equity index futures as equity prices moved higher early in the month amid the successful elections in Iraq and lower-than-expected unemployment data out of the U.S. The long positions in Pacific Rim equity index futures continued to profit as prices drifted higher after positive economic data reflected potential for future economic growth in the Far East. Finally, stronger-than-expected growth in the U.S. Gross Domestic Product pushed global stocks higher as investors welcomed the benefits of an improving economy.

> In the metals markets, long futures positions in nickel recorded gains as base metals prices advanced due to the weaker U.S. dollar and news of strong demand from China.

> In the energy markets, gains were experienced from long futures positions in crude oil and its related products as prices climbed higher amid the release of data from the International Energy Agency, which estimated that global oil usage for 2005 would rise due to increased demand from China. Fears of terror attacks against production facilities in the Middle East, cold weather in the Northeastern U.S., and the perception that OPEC was intent on maintaining higher price levels also boosted prices.

> In the agricultural markets, gains resulted from long futures positions in coffee as prices increased to five-year highs amid news of strong demand.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Partnership losses for the month were incurred in the currency markets from short positions in the South African rand, euro, and Singapore dollar versus the U.S. dollar, as the U.S. dollar's value declined later in the month amid news of disappointing U.S. economic data and proposed reductions in foreign central bank U.S. dollar currency reserves.

> Smaller Partnership losses were experienced in the global interest rate sector from long positions in European interest rate futures as prices declined in tandem with the U.S. fixed-income markets and better-than-expected German economic data.

--------------------------------------------------------------------------------
 SPECTRUM SELECT
--------------------------------------------------------------------------------

         [The data below represent a bar chart in the printed report.]

                                       MONTH ENDED          YTD ENDED
                                    FEBRUARY 28, 2005   FEBRUARY 28, 2005

              Currencies                  -0.6                -4.5
              Interest Rates              -1.74               -0.52
              Stock Indices                1.46               -0.56
              Energies                     0.1                -0.19
              Metals                       0.84               -0.4
              Agriculturals                1.86                1.53


    Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Partnership gains were recorded in the agricultural markets from long futures positions in soybeans and soybean-related products as prices trended higher on news of extremely cold weather in the growing regions of the United States and rumors of a reduction on world output during 2005. Sector gains were also provided from long futures positions in coffee as prices increased to five-year highs amid news of strong demand and expectations for smaller world crops. Additional gains were recorded from long positions in cotton futures as prices moved higher amid news of strong export demand from Asia.

> In the global stock index futures markets, gains were recorded from long positions in European, Pacific Rim, and U.S. equity index futures as equity prices moved higher early in the month amid the successful elections in Iraq and lower-than-expected U.S. unemployment data. Long positions in Pacific Rim equity index futures continued to profit as prices drifted higher after positive economic data reflected the potential for future economic growth in the Far East. Finally, stronger-than-expected growth in the U.S. Gross Domestic Product pushed global stocks higher as investors welcomed the benefits of an improving economy.

> In the metals markets, long futures positions in base metals recorded gains as prices advanced due to a weaker U.S. dollar and news of strong demand from China. Smaller gains were recorded from long futures positions in silver as prices also increased due to weakness in the U.S. dollar.

> In the energy markets, long futures positions in crude oil experienced gains as prices climbed higher amid the release of data from the International Energy Agency, which estimated that global oil usage for 2005 would rise due to increased demand from China. Fears of terror attacks against production facilities in the Middle East, cold weather in the Northeastern U.S., and the perception that OPEC was intent on maintaining higher price levels also boosted prices.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Partnership losses for the month were recorded from long positions in European and U.S. interest rate futures as prices reversed lower after positive economic data and expectations for higher interest rates reduced investor demand for fixed-income products.

> Additional losses were incurred in the currency sector from long positions in Japanese yen against the U.S. dollar early in the month as the U.S. dollar's value touched a two-month high against the yen due to positive sentiment for the Bush administration's budget proposal. Relaxed speculation that China would revalue its currency following the Group of Seven meetings also boosted the U.S. dollar. Additional losses were recorded from newly established short positions in the Japanese yen, as well as existing short positions in the euro and Swiss franc versus the U.S. dollar as the U.S. dollar weakened due to comments by Federal Reserve Chairman Alan Greenspan regarding the bulky U.S. Current-Account deficit and U.S. dependence on foreign investment. The value of the U.S. dollar was further weakened during the remainder of the month by a larger-than-expected drop in January leading economic indicators and news that South Korea's Central Bank planned to reduce its U.S. dollar currency reserves.

--------------------------------------------------------------------------------
 SPECTRUM STRATEGIC
--------------------------------------------------------------------------------

         [The data below represent a bar chart in the printed report.]

                                       MONTH ENDED          YTD ENDED
                                    FEBRUARY 28, 2005   FEBRUARY 28, 2005

              Currencies                  -0.78               -2.44
              Interest Rates              -1.16               -1.44
              Stock Indices                0.17               -0.78
              Energies                    -0.22                0.22
              Metals                       1.35                0.32
              Agriculturals                0.78                1.06


    Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the metals markets, long futures positions in base metals recorded gains as prices advanced due to a weaker U.S. dollar and news of strong demand from China. Smaller gains were recorded from long positions in silver futures as prices also increased due to the weakness in the U.S. dollar.

> In the agricultural markets, gains were achieved from long futures positions in cocoa as prices moved higher on news of political instability in the Ivory Coast, the world's top cocoa producer.

> In the global stock index markets, gains were provided from long positions in Pacific Rim equity index futures as equity prices moved higher early in the month amid the successful elections in Iraq and lower-than-expected U.S. unemployment data. Long positions continued to profit as prices drifted higher after positive economic data reflected the potential for future economic growth in the Far East. Finally, stronger-than-expected growth in the U.S. Gross Domestic Product pushed prices higher after investors welcomed the benefits of an improving global economy.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the global interest rate futures markets, losses were recorded from long positions in Japanese, U.S., and European interest rate futures as prices reversed lower after positive economic data and expectations for higher interest rates reduced investor demand for fixed-income investments.

> Losses in the currency markets resulted from short positions in the Swiss franc, Norwegian krone, and Japanese yen against the U.S. dollar as the value of the U.S. dollar weakened during the latter part of February due to comments by Federal Reserve Chairman Alan Greenspan regarding the bulky U.S. Current-Account deficit and U.S. dependence on foreign investment. The value of the U.S. dollar weakened further in response to a larger-than-expected drop in January leading economic indicators and news that South Korea's Central Bank planned to reduce its U.S. dollar currency reserves.

> In the energy markets, losses were recorded from short futures positions in heating oil after prices rose higher amid fears of terror attacks against production facilities in the Middle East, cold weather in the Northeastern U.S., and the perception that OPEC was intent on maintaining higher price levels.

--------------------------------------------------------------------------------
 SPECTRUM TECHNICAL
--------------------------------------------------------------------------------

         [The data below represent a bar chart in the printed report.]

                                       MONTH ENDED          YTD ENDED
                                    FEBRUARY 28, 2005   FEBRUARY 28, 2005

              Currencies                   0.23               -5.51
              Interest Rates              -3.4                -2.05
              Stock Indices                1.87                0.72
              Energies                     0.8                 0.1
              Metals                       1.35                0.42
              Agriculturals               -0.82               -0.31

    Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the global stock index futures markets, gains were recorded from long positions in Pacific Rim, European, and U.S. equity index futures as equity prices moved higher early in the month amid the successful elections in Iraq and lower-than-expected U.S. unemployment data. Long positions in Pacific Rim equity index futures continued to profit as prices drifted higher after positive economic data reflected the potential for future economic growth in the Far East. Finally, stronger-than-expected growth in the U.S. Gross Domestic Product pushed prices higher as investors welcomed the benefits of an improving economy.

> In the metals markets, long futures positions in base metals recorded gains as prices advanced due to a weaker U.S. dollar and news of strong demand from key markets such as China.

> In the energy markets, gains were experienced from long futures positions in crude oil as prices climbed higher amid the release of data from the International Energy Agency, which estimated that global oil usage for 2005 would rise due to increased demand from China. Fears of terror attacks against production facilities in the Middle East, cold weather in the Northeastern U.S., and the perception that OPEC was intent on maintaining higher price levels also boosted prices.

>   Gains in the  currency  sector  were  provided  from long  positions  in the
    British pound and Australian dollar versus the U.S. dollar as the U.S. dollar weakened versus most currencies following comments from Federal Reserve Chairman Alan Greenspan regarding the bulky U.S. Current-Account deficit and U.S. dependence on foreign investment. The U.S. dollar's value weakened further during the remainder of the month due to a larger-than-expected drop in January leading economic indicators and news that South Korea's Central Bank planned to reduce its U.S. dollar currency reserves.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses were recorded in the global interest rate sector from long positions in European and Japanese interest rate futures as prices reversed lower after positive economic data and expectations for higher interest rates reduced investor demand for fixed-income investments.

> In the agricultural markets, short futures positions in the soybean complex, wheat, and corn resulted in losses as prices reversed higher on news of extremely cold weather in the growing regions of the United States and rumors of a reduction on world output during 2005. Additional losses were experienced from long futures positions in lean hogs as prices weakened on news of a reduction in demand.

                      [This page intentionally left blank]

                                       MORGAN STANLEY                             MORGAN STANLEY
                                      SPECTRUM CURRENCY                      SPECTRUM GLOBAL BALANCED
                                ----------------------------               ----------------------------
                                             PERCENTAGE OF                              PERCENTAGE OF
                                            FEBRUARY 1, 2005                           FEBRUARY 1, 2005
                                                BEGINNING                                  BEGINNING
                                  AMOUNT     NET ASSET VALUE                 AMOUNT     NET ASSET VALUE
                                ----------  ----------------               ----------  ----------------
                                     $             %                            $              %

INVESTMENT INCOME
  Interest income (Note 2)         317,088         .13                         80,856          .17
                                ----------       -----                     ----------        -----

EXPENSES
  Brokerage fees (Note 2)          946,891         .38                        185,209          .38
  Management fees (Note 3)         411,691         .17                         50,328          .11
                                ----------       -----                     ----------        -----
    Total Expenses               1,358,582         .55                        235,537          .49
                                ----------       -----                     ----------        -----

NET INVESTMENT LOSS             (1,041,494)       (.42)                      (154,681)        (.32)
                                ----------       -----                     ----------        -----

TRADING RESULTS
Trading profit (loss):
  Realized                              --          --                       (871,056)       (1.80)
  Net change in unrealized      (7,919,277)      (3.21)                     1,219,725         2.52
                                ----------       -----                     ----------        -----
    Total Trading Results       (7,919,277)      (3.21)                       348,669          .72
                                ----------       -----                     ----------        -----

NET INCOME (LOSS)               (8,960,771)      (3.63)                       193,988          .40
                                ==========       =====                     ==========        =====


  MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
  STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
  FOR THE MONTH ENDED FEBRUARY 28, 2005 (UNAUDITED)

                                        MORGAN STANLEY                                  MORGAN STANLEY
                                       SPECTRUM CURRENCY                           SPECTRUM GLOBAL BALANCED
                            ---------------------------------------        ---------------------------------------
                                                              PER                                            PER
                                 UNITS           AMOUNT       UNIT             UNITS           AMOUNT        UNIT
                            --------------    -----------    ------        -------------    ------------    ------
                                                   $            $                                 $            $
Net Asset Value,
  February 1, 2005          19,307,190.740    247,015,022     12.79        3,386,300.407      48,315,722     14.27
Net Income (Loss)                       --     (8,960,771)     (.46)                  --         193,988       .06
Redemptions                   (236,832.691)    (2,920,147)    12.33          (74,062.426)     (1,061,315)    14.33
Subscriptions                  456,695.173      5,631,051     12.33           44,418.045         636,511     14.33
                            --------------    -----------     -----        -------------      ----------     -----
Net Asset Value,
  February 28, 2005         19,527,053.222    240,765,155     12.33        3,356,656.026      48,084,906     14.33
                            ==============    ===========     =====        =============      ==========     =====


The accompanying notes are an integral part of these financial statements.

  MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
  STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
  FOR THE MONTH ENDED FEBRUARY 28, 2005 (UNAUDITED)

                                       MORGAN STANLEY                    MORGAN STANLEY                  MORGAN STANLEY
                                       SPECTRUM SELECT                 SPECTRUM STRATEGIC              SPECTRUM TECHNICAL
                                -----------------------------     ----------------------------     ----------------------------
                                               PERCENTAGE OF                    PERCENTAGE OF                    PERCENTAGE OF
                                             FEBRUARY 1, 2005                 FEBRUARY 1, 2005                 FEBRUARY 1, 2005
                                                 BEGINNING                        BEGINNING                        BEGINNING
                                   AMOUNT     NET ASSET VALUE       AMOUNT     NET ASSET VALUE       AMOUNT     NET ASSET VALUE
                                -----------   ---------------     ----------   ---------------     ----------   ---------------
                                     $              %                  $             %                 $              %
INVESTMENT INCOME
  Interest income (Note 2)          731,017         .13              236,486         .13              962,540         .13
                                -----------        ----           ----------        ----           ----------        ----

EXPENSES
  Brokerage fees (Note 2)         3,337,436         .60            1,089,385         .60            4,434,196         .60
  Management fees (Note 3)        1,301,288         .24              411,903         .22            1,573,605         .21
  Incentive fee (Note 3)                 --          --              334,486         .19                   --          --
                                -----------        ----           ----------        ----           ----------        ----
    Total Expenses                4,638,724         .84            1,835,774        1.01            6,007,801         .81
                                -----------        ----           ----------        ----           ----------        ----

NET INVESTMENT LOSS              (3,907,707)       (.71)          (1,599,288)       (.88)          (5,045,261)       (.68)
                                -----------        ----           ----------        ----           ----------        ----

TRADING RESULTS
Trading profit (loss):
  Realized                          840,540         .15              (31,797)       (.02)          (7,167,574)       (.98)
  Net change in unrealized        9,929,321        1.80            1,343,028         .74            8,213,550        1.12
                                -----------        ----           ----------        ----           ----------        ----
    Total Trading Results        10,769,861        1.95            1,311,231         .72            1,045,976         .14
                                -----------        ----           ----------        ----           ----------        ----

NET INCOME (LOSS)                 6,862,154        1.24             (288,057)       (.16)          (3,999,285)       (.54)
                                ===========        ====           ==========        ====           ==========        ====


  MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
  STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
  FOR THE MONTH ENDED FEBRUARY 28, 2005 (UNAUDITED)

                                MORGAN STANLEY                      MORGAN STANLEY                        MORGAN STANLEY
                                SPECTRUM SELECT                   SPECTRUM STRATEGIC                    SPECTRUM TECHNICAL
                    -----------------------------------   -----------------------------------   -----------------------------------
                                                   PER                                   PER                                   PER
                        UNITS          AMOUNT      UNIT       UNITS          AMOUNT      UNIT       UNITS          AMOUNT      UNIT
                    --------------  ------------  -----   --------------  ------------  -----   --------------  ------------  -----
                                         $          $                          $          $                          $          $
Net Asset Value,
 February 1, 2005   20,632,099.141   552,403,226   26.77  12,796,942.803   180,311,973   14.09  33,570,043.132   733,935,876  21.86
Net Income (Loss)               --     6,862,154     .34              --      (288,057)   (.02)             --    (3,999,285)  (.12)
Redemptions           (228,391.331)   (6,191,689)  27.11    (202,296.721)   (2,846,315)  14.07    (329,739.017)   (7,168,526) 21.74
Subscriptions          427,511.220    11,589,826   27.11     311,699.959     4,385,619   14.07     760,949.347    16,543,040  21.74
                    --------------   -----------   -----  --------------   -----------   -----  --------------   -----------  -----
Net Asset Value,
 February 28, 2005  20,831,219.030   564,663,517   27.11  12,906,346.041   181,563,220   14.07  34,001,253.462   739,311,105  21.74
                    ==============   ===========   =====  ==============   ===========   =====  ==============   ===========  =====

The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
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 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (UNAUDITED)
--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic"), and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership", or collectively, the "Partnerships"), are limited partnerships organized to engage in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").

    The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc.
("Morgan Stanley DW"). The clearing commodity brokers for Spectrum Global Balanced, Spectrum Select, and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Spectrum Strategic's clearing commodity brokers are MS & Co., MSIL, and Morgan Stanley Capital Group Inc. ("MSCG"). Spectrum Currency's clearing commodity broker is MS & Co. Demeter, Morgan Stanley DW, MS & Co., MSIL, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

    Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of

 MORGAN STANLEY SPECTRUM SERIES
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 (CONTINUED)

Operations. Monthly, Morgan Stanley DW pays each Partnership interest income equal to 80% of the month's average daily "Net Assets" (as defined in the Limited Partnership Agreements) in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic, and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on Futures Interests.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

    Brokerage fees for Spectrum Select, Spectrum Strategic, and Spectrum Technical are accrued at a flat monthly rate of 1/12 of 7.25% (a 7.25% annual rate) of Net Assets as of the first day of each month.

    Such brokerage fees currently cover all brokerage commissions, transaction fees and costs, and ordinary administrative, and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

 MORGAN STANLEY SPECTRUM SERIES
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 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person becomes a limited partner, upon five business days advance notice by redemption form to Demeter. Redemptions must be made in whole Units, in a minimum amount of 50 Units required for each redemption, unless a limited partner is redeeming his entire interest in a Partnership.

    Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic, and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

 MORGAN STANLEY SPECTRUM SERIES
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 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

--------------------------------------------------------------------------------
2.  RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Spectrum Strategic's cash is on deposit with Morgan Stanley DW, MS & Co., MSIL, and MSCG. Spectrum Global Balanced, Spectrum Select, and Spectrum Technical's cash is on deposit with Morgan Stanley DW, MS & Co., and MSIL, and Spectrum Currency's cash is on deposit with Morgan Stanley DW and MS & Co., in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

--------------------------------------------------------------------------------
3.  TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc. ("JWH")
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc. ("EMC")
  Northfield Trading L.P. ("Northfield")
  Rabar Market Research, Inc. ("Rabar")
  Sunrise Capital Management, Inc. ("Sunrise")
  Graham Capital Management, L.P. ("Graham")

Morgan Stanley Spectrum Strategic L.P.
  Blenheim Capital Management, L.L.C. ("Blenheim")
  Eclipse Capital Management, Inc. ("Eclipse")
  FX Concepts (Trading Advisor), Inc. ("FX Concepts")

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc.
  Winton Capital Management Limited ("Winton")

 MORGAN STANLEY SPECTRUM SERIES
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 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

    The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to its sole trading advisor on the first day of each month (a 1.25% annual rate).

    The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to EMC, Northfield, Rabar, and Sunrise on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate).

    The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% per month of Net Assets allocated to Blenheim and Eclipse on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to FX Concepts on the first day of each month (a 2% annual rate).

    The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to JWH and Winton on the first day of each month (a 2% annual rate) and 1/12 of 3% per month of Net Assets allocated to Campbell and Chesapeake on the first day of each month (a 3% annual rate).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

    Spectrum Global Balanced pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to its sole trading advisor's allocated Net Assets as of the end of each calendar month.

    Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to EMC, Northfield, Rabar, and Sunrise as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to Graham as of the end of each calendar month.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONCLUDED)

    Spectrum Strategic pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to Blenheim and Eclipse as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to FX Concepts as of the end of each calendar month.

    Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to Campbell, JWH, and Winton as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

    Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted.

    For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.

                         Demeter Management Corporation
                         330 Madison Avenue, 8th Floor
                         New York, NY 10017


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